Exhibit 10.43
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
PLEASE READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT DESCRIBES THE BASIC LEGAL AND ETHICAL RESPONSIBILITIES THAT YOU ARE REQUIRED TO OBSERVE AS AN EXECUTIVE EXPOSED TO HIGHLY SENSITIVE TECHNOLOGY AND STRATEGIC INFORMATION. CONSULT WITH YOUR LEGAL COUNSEL IF ALL THE TERMS AND PROVISIONS OF THIS AGREEMENT ARE NOT FULLY UNDERSTOOD BY YOU.
          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made as of the 29th day of December, 2008, by and between SYKES ENTERPRISES, INCORPORATED, a Florida corporation (the “Company”), and David L. Pearson (the “Executive”).
WITNESSETH:
          WHEREAS, the Company desires to assure itself of the Executive’s continued employment in an executive capacity;
          WHEREAS, the Executive is currently employed by the Company subject to the terms and conditions of the Employment Agreement dated September 13, 2005 (the “Prior Agreement”);
          WHEREAS, the parties now desire to amend and restate the Prior Agreement to, among other things, bring the terms of the Prior Agreement into compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and
          WHEREAS, the Executive desires to be employed by the Company on the terms and conditions hereinafter set forth.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:
     1. EMPLOYMENT AND DUTIES. Subject to the terms and conditions of this Agreement, the Company shall employ the Executive during the Term (as hereinafter defined) in such management capacities as may be designated from time to time by the Company’s Chief Executive Officer and/or the Chief Executive Officer’s designee. The Executive accepts such employment and agrees to devote his/her best efforts and entire business time, skill, labor, and attention to the performance of such duties. The Executive agrees to promptly provide a description of any other commercial duties or pursuits engaged in by the Executive to the Company’s Chief Executive Officer. If the Company’s Chief Executive Officer determines in good faith that such activities conflict with the Executive’s performance of his/her duties hereunder, the Chief Executive Officer shall notify Executive within thirty (30) days and the

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Executive shall promptly cease such activities to the extent as directed by the Chief Executive Officer. If the Chief Executive Officer does not provide such notice, Executive shall be free to engage in such commercial duties or pursuits. It is acknowledged and agreed that such description shall be made regarding any such activities in which the Executive owns more than 5% of the ownership of the organization or which may be in violation of Section 5 hereof, and that the failure of the Executive to provide any such description shall enable the Company to terminate the Executive for Cause (as provided in Section 6(c) hereof). The Company agrees to hold any such information provided by the Executive confidential and not disclose the same to any person other than a person to whom disclosure is reasonably necessary or appropriate in light of the circumstances. In addition, the Executive agrees to serve without additional compensation if elected or appointed to any office, or position, including as a director, of the Company or any subsidiary or affiliate of the Company; provided, however, that the Executive shall be entitled to receive such benefits and additional compensation, if any, that is paid to executive officers of the Company in connection with such service.
     2. TERM. Subject to the terms and conditions of this Agreement, including, but not limited to, the provisions for termination set forth in Section 6 hereof, the employment of the Executive under this Agreement shall commence on the effective date hereof and shall continue until terminated as provided herein (such term shall herein be defined as the “Term”). The Executive agrees that some portions of this Agreement, including the Sections entitled “Confidential Information,” “Covenant Not-To-Compete And No Solicitation,” “Termination,” and “Arbitration of Disputes,” will remain in force after the termination of this Agreement.
     3. COMPENSATION.
     (a) Base Salary and Bonus. As compensation for the Executive’s services under this Agreement, the Executive shall receive and the Company shall pay a weekly base salary set forth on Exhibit “A”. Such base salary may be increased but not decreased during the Term in the Company’s discretion based upon the Executive’s performance and any other factors the Company deems relevant. Such base salary shall be payable in accordance with the policy then prevailing for the Company’s executives. In addition to such base salary, the Executive shall be entitled during the Term to a performance bonus and shall be eligible to participate in and receive payments or awards from all other bonus and other incentive compensation, stock option and restricted stock plans as may be adopted by the Company, all as determined by the Compensation Committee of the Board of Directors in its sole discretion, and in each case payable to Executive in accordance with the terms and conditions of the applicable plan.
     (b) Payments. All amounts paid pursuant to this Agreement shall be subject to withholding or deduction by reason of the Federal Insurance Contribution Act, federal income tax, state and local income tax, if any, and comparable laws and regulations.
     (c) Other Benefits. The Executive shall be reimbursed by the Company for all reasonable and customary travel and other business expenses incurred by the Executive in the performance of the Executive’s duties hereunder in accordance with the Company’s standard policy regarding expense verification practices. The Executive shall

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be entitled to that number of weeks paid vacation per year that is available to other executive officers of the Company in accordance with the Company’s standard policy regarding vacations and such other fringe benefits as may be set forth on Exhibit “A” and shall be eligible to participate in such pension, life insurance, health insurance, disability insurance, and other executive benefits plans, if any, which the Company may from time to time make available to its executive officers generally. Benefits under such plans, if any, shall be paid or provided to Executive in accordance with the terms and conditions of the applicable plan.
     4. CONFIDENTIAL INFORMATION.
     (a) The Executive has acquired and will acquire information and knowledge respecting the intimate and confidential affairs of the Company, including, without limitation, confidential information with respect to the Company’s technical data, research and development projects, methods, products, software, financial data, business plans, financial plans, customer lists, business methodology, processes, production methods and techniques, promotional materials and information, and other similar matters treated by the Company as confidential (the “Confidential Information”). Accordingly, the Executive covenants and agrees that during the Executive’s employment by the Company (whether during the Term hereof or otherwise) and thereafter, the Executive shall not, without the prior written consent of the Company, disclose to any person, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of the Executive’s duties hereunder, any Confidential Information obtained by the Executive while in the employ of the Company.
     (b) The Executive agrees that all memoranda; notes; records; papers or other documents; computer disks; computer, video or audio tapes; CD-ROMs; all other media and all copies thereof relating to the Company’s operations or business, some of which may be prepared by the Executive; and all objects associated therewith in any way obtained by the Executive shall be the Company’s property. This shall include, but is not limited to, documents; computer disks; computer, video and audio tapes; CD-ROMs; all other media and objects concerning any technical data, methods, products, software, research and development projects, financial data, financial plans, business plans, customer lists, contracts, price lists, manuals, mailing lists, advertising materials; and all other materials and records of any kind that may be in the Executive’s possession or under the Executive’s control. The Executive shall not, except for the Company’s use, copy or duplicate any of the aforementioned documents or objects, nor remove them from the Company’s facilities, nor use any information concerning them except for the Company’s benefit, either during the Executive’s employment or thereafter. The Executive covenants and agrees that the Executive will deliver all of the aforementioned documents and objects, if any, that may be in the Executive’s possession to the Company upon termination of the Executive’s employment, or at any other time at the Company’s request.

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     (c) In any action to enforce or challenge these Confidential Information provisions, the prevailing party is entitled to recover its attorney’s fees and costs.
     5. COVENANT NOT-TO-COMPETE AND NO SOLICITATION. Executive recognizes that the Company is in the business of employing individuals to provide specialized and technical services to the Company’s Clients. The purpose of these Covenant Not-to-Compete and No Solicitation provisions are to protect the relationship which exists between the Company and its Clients while Executive is employed and after Executive leaves the employ of the Company. The consideration for these Covenant Not-to-Compete and No Solicitation provisions is the Executive’s employment with the Company.
     (a) Executive acknowledges the following:
     (1) The Company expended considerable resources in obtaining contracts with its Clients;
     (2) The Company expended considerable resources to recruit and hire employees who could perform services for its Clients;
     (3) Through his/her employ with the Company, Executive will develop a substantial relationship with the Company’s existing or potential Clients, including, but not limited to, being the sole or primary contact between the Client and the Company;
     (4) Executive will be exposed to valuable confidential business information about the Company, its Clients, and the Company’s relationship with its Clients;
     (5) By providing services on behalf of the Company, Executive will develop and enhance the valuable business relationship between the Company and its Clients;
     (6) The relationship between the Company and its Clients depends on the quality and quantity of the services Executive performs;
     (7) Through employment with the Company, Executive will increase his/her opportunity to work directly for the Clients or for a competitor of the Company; and
     (8) The Company will suffer irreparable harm if Executive breaches these Covenant Not-to-Compete and No Solicitation provisions of this Agreement.
     (b) Executive agrees that:

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     (1) The relationship between the Company and its Clients (developed and enhanced when the Executive performs services on behalf of the Company) is a legitimate business interest for the Company to protect;
     (2) The Company’s legitimate business interest is protected by the existence and enforcement of these Covenant Not-to-Compete and No Solicitation provisions;
     (3) The business relationship which is created or exists between the Company and its Client, or the goodwill resulting from it, is a business asset of the Company and not the Executive; and
     (4) Executive will not seek to take advantage of opportunities which result from his/her employment with the Company and that entering into the Agreement containing Covenant Not-to-Compete and No Solicitation provisions is reasonable to protect the Company’s business relationship with its Clients.
     (c) Restrictions on Executive. During the Term of this Agreement and for the greater of one (1) year or such other period during which Executive may receive Liquidated Damages hereunder, after the termination of this Agreement, for whatever reason, whether such termination was by the Company or the Executive, voluntarily or involuntarily, and whether with or without cause, Executive agrees that he/she shall not, as a principal, employer, stockholder, partner, agent, consultant, independent contractor, employee, or in any other individual or representative capacity:
     (1) Directly or indirectly engage in, continue in, or carry on the business of the Company or any business substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm, or other form of business organization which competes with or is engaged in or carries on any aspect of such business or any business substantially similar thereto;
     (2) Consult with, advise, or assist in any way, whether or not for consideration of any kind, any corporation, partnership, firm, or other business organization which is now, becomes, or may become a competitor of the Company in any aspect of the Company’s business during the Executive’s employment with the Company, including, but not limited to, advertising or otherwise endorsing the products of any such competitor or loaning money or rendering any other form of financial assistance to or engaging in any form of transaction whether or not on an arm’s length basis with any such competitor;
     (3) Provide or attempt to provide or solicit the opportunity to provide or advise others of the opportunity to provide any services of the type Executive performed for the Company or the Company’s Clients (regardless of whether and how such services are to be compensated, whether on a salaried, time and materials, contingent compensation, or other basis) to or for the benefit of any

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Client (i) to which Executive has provided services in any capacity on behalf of the Company, or (ii) to which Executive has been introduced to or about which the Executive has received information through the Company or through any Client from which Executive has performed services in any capacity on behalf of the Company;
     (4) Retain or attempt to retain, directly or indirectly, for itself or any other party, the services of any person, including any of the Company’s employees, who were providing services to or on behalf of the Company while Executive was “employed by the Company and to whom Executive has been introduced or about whom Executive has received information through the Company or through any Client for which Executive has performed services in any capacity on behalf of the Company;
     (5) Engage in any practice, the purpose of which is to evade the provisions of this Agreement or to commit any act which is detrimental to the successful continuation of or which adversely affects the business or the Company; provided, however, that the foregoing shall not preclude the Executive’s ownership of not more than 2% of the equity securities of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934, as amended;
     (6) For purpose of these Covenant Not-to-Compete and No Solicitation provisions, Client includes any subsidiaries, affiliates, customers, and clients of the Company’s Clients. The Executive agrees that the geographic scope of this Covenant Not-to-Compete shall extend to the geographic area where the Company’s Clients conduct business at any time during the Term of this Agreement. For purposes of this Agreement, “Clients” means any person or entity to which the Company provides or has provided within a period of one (1) year prior to the Executive’s termination of employment, labor, materials or services for the furtherance of such entity’s or person’s business or any person or entity that within such period of one (1) year the Company has pursued or communicated with for the purpose of obtaining business for the Company.
     (d) Enforcement. These Covenant Not-to-Compete and No Solicitation provisions shall be construed and enforced under the laws of the State of Florida. In the event of any breach of this Covenant Not-to-Compete, the Executive recognizes that the remedies at law will be inadequate, and that in addition to any relief at law which may be available to the Company for such violation or breach and regardless of any other provision contained in this Agreement, the Company shall be entitled to equitable remedies (including an injunction) and such other relief as a court may grant after considering the intent of this Section 5. It is further acknowledged and agreed that the existence of any claim or cause of action on the part of the Executive against the Company, whether arising from this Agreement or otherwise, shall in no way constitute a defense to the enforcement of this Covenant Not-to-Compete, and the duration of this Covenant Not-to-Compete shall be extended in an amount which equals the time period

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during which the Executive is or has been in violation of this Covenant Not-to-Compete. In the event a court of competent jurisdiction determines that the provisions of this Covenant Not-to-Compete are excessively broad as to duration, geographic scope, prohibited activities or otherwise, the parties agree that this covenant shall be reduced or curtailed only to the extent necessary to render it enforceable.
     (e) In an action to enforce or challenge these Covenant Not-to-Compete and No Solicitation provisions, the prevailing party is entitled to recover its attorney’s fees and costs.
     (f) By signing this Agreement, the Executive acknowledges that he/she understands the effects of these Covenant Not-to-Compete and No Solicitation provisions and agrees to abide by them.
     6. TERMINATION
     (a) Death. The Executive’s employment hereunder shall terminate upon his/her death.
     (b) Disability. If during the Term of this Agreement the Executive becomes physically or mentally disabled in accordance with the terms and conditions of any disability insurance policy covering the Executive, or, if due to such physical or mental disability the Executive becomes unable for a period of more than six (6) consecutive months to perform his/her duties hereunder on substantially a full-time basis as determined by the Company in its sole reasonable discretion, the Company may, at its option, terminate the Executive’s employment hereunder upon not less than thirty (30) days’ written notice so long as the terms of any disability insurance policy then in effect provide for Executive to receive disability payments from that date forward.
     (c) Cause. The Company may terminate the Executive’s employment hereunder for Cause effective immediately upon notice. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder: (i) if the Executive engages in conduct which has caused or is reasonably likely to cause demonstrable and serious injury to Company; (ii) if the Executive is convicted of a felony as evidenced by a binding and final judgment, order, or decree of a court of competent jurisdiction; (iii) for the Executive’s failure or refusal to perform his/her duties or responsibilities hereunder as determined by the Company’s Chief Executive Officer in good faith, if such failure or refusal continues for a period of ten (10) days after written notice of the same to the Executive; (iv) for gross incompetence; (v) for the Executive’s violation of this Agreement, including, without limitation, Section 5 hereof; (vi) for chronic absenteeism; (vii) for use of illegal drugs; (viii) for insobriety by the Executive while performing his or her duties hereunder; and (ix) for any act of dishonesty or falsification of reports, records, or information submitted by the Executive to the Company.

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     (d) Termination by the Company for Convenience. Subject to the Company’s obligation to pay Liquidated Damages in accordance with the terms and conditions of this Agreement, the Company may terminate Executive’s employment hereunder at any time, for the Company’s convenience and without reason, by delivering written notice of termination to the Executive.
     (e) Payments Upon Termination. In the event of a termination of the Executive’s employment, all payments and Company benefits to the Executive hereunder, except the payment of Liquidated Damages (if any) provided below, shall immediately cease and terminate. In the event the Company terminates the Executive’s employment pursuant to Section 6(d) hereof, and such termination constitutes an “involuntary separation from service” within the meaning of Treasury Regulations Section 1.409A-1(n)(1), the Company shall pay the Executive an amount equal to the Liquidated Damages defined in this Section 6(e) in lieu of actual damages for such termination. If the Executive’s employment terminates or is terminated for any reason other than as specified in the preceding sentence, the Executive shall not be entitled to any Liquidated Damages. Notwithstanding anything to the contrary herein contained, and in addition to any other compensation which the Executive may be entitled to receive pursuant to this Agreement, the Executive shall receive all compensation and other benefits to which he/she was entitled under this Agreement or otherwise as an executive of the Company through the termination date, payable to Executive in accordance with this Agreement or the applicable plan. The “Liquidated Damages” amount, if due as provided above, shall be equal to the weekly amount stated as Base Salary on Exhibit “A” multiplied by fifty two (52). Except as provided in Section 6(g)(2), the amount of Liquidated Damages shall be paid biweekly in equal installments over a fifty two (52) period, commencing immediately upon termination of employment.
     (f) Condition Precedent to Receipt of Liquidated Damages. Executive expressly agrees that in the event of a termination of this Agreement, Executive will execute an agreement containing waiver and release provisions in form and substance acceptable to the Company. Executive agrees and acknowledges that the execution of such an agreement upon termination of employment is a condition precedent to the obligation of the Company to pay any Liquidated Damages hereunder. Executive acknowledges that the waiver and release provisions required by the Company will provide for the release and waiver of important rights and/or claims that Executive might have against the Company at the time of termination of this Agreement.
     (g) Section 409A Provisions.
          (1) Separation from Service. To the extent necessary to comply with Section 409A of the Code, references to “termination of employment,” “separation from service” or variations thereof in this Agreement shall mean the Executive’s “separation from service” from his/her employer within the meaning of Section 409A(a)(2)(A)(i) of the Code and the default rules of Treasury Regulations Section 1.409A-1(h). For this purpose, Executive’s “employer” is the Company and every entity or other person which collectively with the Company constitutes a single service recipient (as that term is

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defined in Treasury Regulations Sections 1.409A-1(g)) as the result of the application of the rules of Treasury Regulations Sections 1.409A-1(h)(3).
          (2) Notwithstanding anything to the contrary in this Agreement, if Executive is a Specified Employee (as defined below) on the date of Executive’s separation from service (the “Severance Date”), to the extent that Executive is entitled to receive any benefit or payment upon such separation from service under this Agreement that constitutes deferred compensation within the meaning of Section 409A of the Code before the date that is six (6) months after the Severance Date, such benefits or payments shall not be provided or paid to Executive on the date otherwise required to be provided or paid. Instead, all such amounts shall be accumulated and paid in a single lump sum to Executive on the first business day after the date that is six (6) months after the Severance Date (or, if earlier, within fifteen (15) days following Executive’s date of death). If Executive is required to pay for a benefit that is otherwise required to be provided by the Company under this Agreement by reason of this Section 6(g)(2), Executive shall be entitled to reimbursement for such payments on the first business day after the date that is six (6) months after the Severance Date (or, if earlier, within fifteen (15) days following Executive’s date of death). All benefits or payments otherwise required to be provided or paid on or after the date that is six (6) months after the Severance Date shall not be affected by this Section 6(g)(2) and shall be provided or paid in accordance with the payment schedule applicable to such benefit or payment under this Agreement. Prior to the imposition of the six month delay as set forth in this Section 6(g)(2), it is intended that (i) each installment under this Agreement be regarded as a separate “payment” for purposes of Section 409A of the Code, and (ii) all benefits or payments provided under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4) (short-term deferral) or 1.409A-1(b)(9) (certain separation pay plans). This Section 6(g)(2) is intended to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code.
          (3) For purposes of this Agreement, “Specified Employee” means a “specified employee” of the service recipient that includes the Company (as determined under Treasury Regulations Sections 1.409A-1(g)) within the meaning of Section 409A(a)(2)(B)(i) of the Code and Treasury Regulations Section 1.409A-1(i), as determined in accordance with the procedures adopted by such service recipient that are then in effect, or, if no such procedures are then in effect, in accordance with the default procedures set forth in Treasury Regulations Section 1.409A-1(i).
     7. NOTICE. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when hand-delivered, sent by telecopier, facsimile transmission, or other electronic means of transmitting written documents (as long as receipt is acknowledged) or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
     If to the Executive, to the address set forth on the signature page.

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If to the Company:	Sykes Enterprises, Incorporated 400 North Ashley Drive, Suite 2800 Tampa, Florida 33602 Attention: Sr. VP of Human Resources

with a copy to:

Sykes Enterprises, Incorporated 400 North Ashley Drive, Suite 2800 Tampa, Florida 33602 Attention: General Counsel
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon receipt.
     8. ENFORCEMENT AND GOVERNING LAW. It is stipulated that a breach by Executive of the restrictive covenants set forth in Sections 4 and 5 of this Agreement will cause irreparable damage to Company or its Clients, and that in the event of any breach of those provisions, Company is entitled to injunctive relief restraining Executive from violating or continuing a violation of the restrictive covenants as well as other remedies it may have. Additionally, such covenants shall be enforceable against the Executive’s heirs, executors, administrators and legal representatives, and enforceable by Company’s successors or assigns.
          The validity, interpretation, construction, and performance of this Agreement shall be governed by the internal laws of the State of Florida. Any litigation to enforce this Agreement shall be brought in the state or federal courts of Hillsborough County, Florida, which is the principal place of business for Company and which is considered to be the place where this Agreement is made. Both parties hereby consent to such courts’ exercise of personal jurisdiction over them.
     9. ARBITRATION OF DISPUTES.
     (a) Duty to Arbitrate. Except for any claim by the Company to enforce the restrictive covenants set forth in Sections 4 and 5 above, Company and Executive agree to resolve by binding arbitration any claim or controversy arising out of or related to Executive’s employment by Company or this Agreement, to include all matters directly or indirectly related to your recruitment, employment or termination of employment by the Company including, but not limited to claims involving laws against discrimination whether brought under federal and/or state law, and/or claims involving co-employees but excluding workers compensation claims, whether such claim is based in contract, tort, statute, or any other legal theory, including any claim for damages, equitable relief, or both. The duty to arbitrate under this Section extends to any claim by or against any officer, director, shareholder, employee, agent, representative, parent, subsidiary, affiliate, heir, trustee, legal representative, successor, or assign of either party making or defending any claim that would otherwise be arbitrable under this Section. However, this

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Section shall not be interpreted to preclude either party from petitioning a court of competent jurisdiction for temporary injunctive relief, solely to preserve the status quo pending arbitration of the claim or controversy, upon a proper showing of the need for such relief.
     (b) The Arbitrator. A single arbitrator will conduct the arbitration in Tampa, Florida, U.S.A., in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”), and judgment upon the written award rendered by the arbitrator may be entered in any court of competent jurisdiction. Notwithstanding the application of the Rules, however, discovery in the arbitration, including interrogatories, requests for production, requests for admission, and depositions, will be fully available and governed by the Federal Rules of Civil Procedure and Local Rules of the United States District Court for the Middle District of Florida. The parties may agree upon a person to act as sole arbitrator within thirty (30) days after submission of any claim or controversy to arbitration pursuant to this Section. If the parties are unable to agree upon such a person within such time period, an arbitrator shall be selected in accordance with the Rules. The parties will pay their own respective attorneys’ fees, witness fees, and other costs and expenses incurred in any investigations, arbitrations, trials, bankruptcies, and appeals; provided, however, that the Company will pay the filing fees, hearing fees, and processing fees associated with arbitration hereunder.
     (c) Limitations Period. The parties agree that any claim or controversy that would be arbitrable under this Section must be submitted to arbitration within one (1) year after the claim or controversy arises and that a failure to institute arbitration proceedings within such time period shall constitute an absolute bar to the institution of any proceedings, in arbitration or in any court, and a waiver of all such claims. This Section will survive the expiration or early termination of this Agreement.
     (d) Governing Law. This Agreement shall be governed in its construction, interpretation, and performance by the laws of the State of Florida, without reference to law pertaining to conflict of laws. However, the Federal Arbitration Act, as amended, will govern the interpretation and enforcement of this Section.
     (e) Attorneys’ Fees. The prevailing party in any arbitration or dispute, or in any litigation, arising out of or related to Executive’s employment by Company or this Agreement, shall be entitled to recover all reasonable attorneys’ fees incurred on all levels and in all proceedings, unless otherwise provided by law.
     (f) Severability. Each part of this Section is severable. A holding that any part of this Section is unenforceable will not affect the duty to arbitrate under this Section.
     10. MISCELLANEOUS. No provision of this Agreement may be modified or waived unless such waiver or modification is agreed to in writing signed by the parties hereto; provided, however, that the terms of the performance bonus and fringe benefits set forth on Exhibit “A” may be amended by the Company in its discretion without the Executive’s consent

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to the extent provided therein. No waiver by any party hereto of any breach by any other party hereto shall be deemed a waiver of any similar or dissimilar term or condition at the same or at any prior or subsequent time. This Agreement is the entire agreement between the parties hereto with respect to the Executive’s employment by the Company and there are no agreements or representations, oral or otherwise, expressed or implied, with respect to or related to the employment of the Executive which are not set forth in this Agreement. Any prior agreement relating to the Executive’s employment with the Company (including the Prior Agreement) is hereby superseded and void, and is no longer in effect. This Agreement shall be binding upon and inure to the benefit of the Company, its respective successors and assigns, and the Executive and his/her heirs, executors, administrators and legal representatives. Except as expressly set forth herein, no party shall assign any of his/her or its rights under this Agreement without the prior written consent of the other party and any attempted assignment without such prior written consent shall be null and void and without legal effect; provided, however, that Company may assign this Agreement to any party that acquires all or substantially all of Company’s assets or business, without Executive’s consent. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreement shall be construed with the invalid or inoperative provision deleted and the rights and obligations of the parties shall be construed and enforced accordingly. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute but one and the same instrument. This Agreement has been negotiated and no party shall be considered as being responsible for such drafting for the purpose of applying any rule construing ambiguities against the drafter or otherwise.
     11. ADDITIONAL TAX PROVISIONS.
     (a) To the extent this Agreement provides for reimbursements of expenses incurred by Executive or in-kind benefits the provision of which are not exempt from the requirements of Section 409A of the Code, the following terms apply with respect to such reimbursements or benefits: (1) the reimbursement of expenses or provision of in-kind benefits will be made or provided only during the term of employment hereunder, or other period of time specifically provided herein; (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (3) all reimbursements will be made upon Executive’s request in accordance with the Company’s normal policies but no later than the last day of the calendar year immediately following the calendar year in which the expense was incurred; and (4) the right to reimbursement or the in-kind benefit will not be subject to liquidation or exchange for another benefit.
     (b) The parties intend for this Agreement to conform in all respects to the requirements under Section 409A of the Code or an exemption thereto. Accordingly, the parties intend for this Agreement to be interpreted, construed, administered and applied in a manner as shall meet and comply with the requirements of Section 409A of the Code or an exemption thereto. Notwithstanding any other provision of this Agreement, none of the Company, its subsidiaries or affiliates or any individual acting as a director, officer, employee, agent or other representative of the Company or a subsidiary or affiliate shall

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be liable to Executive or any other person for any claim, loss, liability or expense arising out of any interest, penalties or additional taxes due by Executive or any other person as a result of this Agreement or the administration thereof not satisfying any of the requirements of Section 409A of the Code. Executive represents and warrants that Executive has reviewed or will review with his own tax advisors the federal, state, local and employment tax consequences of entering into this Agreement, including, without limitation, under Section 409A of the Code, and, with respect to such matters, Executive relies solely on such advisors.
[Signature Page Follows]

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SYKES ENTERPRISES, INCORPORATED			EXECUTIVE

By:	/s/ James T. Holder		/s/ David L. Pearson

	Name:	James T. Holder	Name: David L. Pearson
	Title:	SVP and General Counsel
Address:

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EXHIBIT “A” TO EMPLOYMENT AGREEMENT

BASE SALARY:	$4,886.54 per week payable biweekly.

PERFORMANCE BONUS:	Eligible to participate in performance based bonus program

FRINGE BENEFITS:	Eligible for standard executive benefits
THE COMPANY RESERVES THE RIGHT, AT ITS DISCRETION, AT SUCH TIME OR TIMES AS IT ELECTS, TO CHANGE OR ELIMINATE THE PERFORMANCE BONUS, INCENTIVES, OR OTHER BENEFITS.
          IN WITNESS WHEREOF, the parties have executed this Exhibit “A” as of the 29th day of December, 2008.

SYKES ENTERPRISES, INCORPORATED			EXECUTIVE

By:	/s/ James T. Holder		/s/ David L. Pearson

	Name:	James T. Holder	Name: David L. Pearson
	Title:	SVP and General Counsel

Executive Evergreen Revised 12/08	Sykes Enterprises Incorporated Page Number 15	Initial